EXHIBIT 5.1

July 26, 2013

Board of Directors

Lithia Motors, Inc.

150 N. Bartlett Street

Medford, Oregon 97501

We have acted as counsel for Lithia Motors, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering (1) the issuance of an additional 1,000,000 shares of the Company’s Class A Common Stock (the “Shares”) in accordance with the Company’s 2013 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and (2) deferred compensation obligations in connection with the Company’s Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan (the “Deferred Compensation Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the state of Oregon;

2.

When (i) the Registration Statement is effective; (ii) the applicable provisions of the Securities Act of 1933 and such state securities laws as may be applicable have been complied with; and (iii) the Shares have been issued in accordance with the Stock Incentive Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable;

3.

The Company’s deferred compensation obligations under the Deferred Compensation Plan have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Deferred Compensation Plan, will be legally and validly issued and will represent the binding obligation of the Company to make payments to the holders thereof in accordance with the terms and conditions of the Deferred Compensation Plan; and

4.

The Deferred Compensation Plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. Assuming such qualification, the Deferred Compensation Plan is exempt from the participation and vesting, funding, and fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended, and the provisions of the Deferred Compensation Plan have been drafted to comply with this exemption.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP